Exhibit 10.1

THIS TRANSACTION SUPPORT AGREEMENT IS NOT AN OFFER OR A SOLICITATION WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OR SECTION 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

TRANSACTION SUPPORT AGREEMENT

This Transaction Support Agreement (together with the exhibits, annexes, and schedules attached hereto in accordance with Section 14(p) hereof, this “Agreement”), dated as of September 5, 2024 (the “Execution Date”), is by and among (i) Beasley Broadcast Group, Inc. (“Beasley”), on behalf of itself and its direct and indirect subsidiaries listed on Exhibit A to this Agreement (collectively, including Beasley, the “Company Parties”) and (ii) the holders (or beneficial holders) of, or nominees, investment managers, investment advisors, or subadvisors to funds and/or accounts that hold, or trustees of trusts that hold, outstanding Existing Notes Claims1 that have executed and delivered counterpart signature pages to this Agreement or a Joinder2 (as applicable) to counsel to the Company Parties, listed on Schedule 1 hereto (collectively, the “Supporting Holders”). The Company Parties and the Supporting Holders are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Beasley Mezzanine Holdings, LLC (the “Issuer”), a wholly-owned subsidiary of Beasley, previously entered into that certain Indenture, dated as of February 2, 2021, by and among the Issuer, the guarantors party thereto and Wilmington Trust, National Association, as trustee (the “Existing Trustee”) and notes collateral agent (the “Existing Collateral Agent”) (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms thereof, the “Existing Indenture”);

WHEREAS, as of the date hereof, the Supporting Holders hold approximately 74% of the aggregate outstanding principal amount (excluding those held by affiliates as provided under the Existing Indenture) of the 8.625% senior secured notes due 2026 (the “Existing Notes”) issued pursuant to the Existing Indenture;

WHEREAS, the Parties have agreed to support and pursue, among other things, transactions consisting of (a) an exchange (the “Exchange Offer”) of all of the Existing Notes for 9.200% senior secured notes due 2028 (the “Exchange Notes”) and shares of common stock, (b) an offer to purchase (the “Tender Offer”) up to $68,000,000 of the Existing Notes, participation in which is optional, (c) an offer to issue and sell (the “New Notes Offer” and, together with the Exchange Offer and the Tender Offer, the “Offers”) $30,000,000 of 11.000% superpriority senior secured notes due 2028 (the “New Notes”), and (d) consents (the “Consent Solicitation”) to proposed amendments (the “Proposed Amendments”) to the Existing Indenture to, among other things, permit the transactions contemplated hereby, in each case, in accordance

[1]

“Existing Notes Claims” means all claims arising under or related to the Existing Notes (as defined below) pursuant to the Existing Indenture (as defined below), including an aggregate principal amount of approximately $267,000,000 of outstanding Existing Notes thereunder and any accrued but unpaid fees and interest, as applicable, in respect thereof.

[2]

“Joinder” means a joinder to this Agreement substantially in the form attached to this Agreement as Exhibit E providing, among other things, that such entity or person signatory thereto is bound by the terms of this Agreement to the extent provided therein. For the avoidance of doubt, any party that executes a Joinder shall be a “Party” under this Agreement to the extent provided therein.

with and subject to the terms and conditions set forth herein and in that certain exchange offer memorandum and solicitation statement attached as Exhibit B hereto (the “Exchange Offer Memorandum”) dated on or about the date hereof (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement) (collectively, (a) through (d), the “Transactions”);

WHEREAS, this Agreement is the product of arm’s length, good faith negotiations between the Company Parties and the Supporting Holders; and

WHEREAS, subject to the terms and conditions hereof, the Parties desire to express to each other their mutual support and commitment in respect of the matters discussed herein and in the Exchange Offer Memorandum (in each case, as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

Section 1. Interpretation. For purposes of this Agreement:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neutral gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference in this Agreement to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference in this Agreement to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, amended and restated, supplemented, or otherwise modified or replaced from time to time in accordance with its terms; notwithstanding the foregoing, any capitalized terms in this Agreement which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Execution Date;

(e) unless otherwise specified, all references to “Sections” are references to Sections of this Agreement;

(f) the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) the use of “include” or “including” is without limitation, whether stated or not;

(i) unless otherwise specified, references to “days” shall mean calendar days and, when;

(j) calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day3, the period in question shall end on the next succeeding Business Day.

Section 2. Conflicts. To the extent there is a conflict between this Agreement (including any exhibits, annexes, and schedules hereto) on the one hand, and the Definitive Documents (as defined below), on the other hand, the terms and provisions of the Definitive Documents shall govern.

Section 3. Effectiveness of this Agreement.

(a) This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Execution Date, which is the date on which this Agreement has been executed and delivered by each of the Company Parties and the Initial Supporting Holder (as defined below) and the Company Parties shall have paid all Transaction Fees and Expenses4 for which an invoice has been received by the Company Parties on or before the date that is two (2) calendar days prior to the Execution Date.

(b) This Agreement shall be effective from the Execution Date until validly terminated pursuant to the terms of this Agreement. Each Supporting Holder shall be deemed to have executed this Agreement in respect of all of its Existing Notes Claims.

Section 4. Commitments. In connection with the Transactions contemplated by this Agreement and subject to the terms and conditions set forth in this Agreement (including the conditions precedent in Exhibit C hereto), for so long as this Agreement has not been validly terminated and except as expressly waived by the other Party in writing:

(a) Each of the Supporting Holders commits to, as applicable:

(1) (a) purchase (or cause their designees to purchase) the Backstop Commitment Amount (on the terms set forth in the backstop commitment letter (the “Backstop Commitment Letter”) attached hereto as Exhibit D) in connection with the New Notes Offer, (b) subscribe for New Notes in the New Notes Offering (subject to the terms of the Exchange Offer Memorandum) in an amount equal to its ratable holdings of the Existing Notes, (c) exchange (or cause to be exchanged) all of its Existing Notes not otherwise purchased in the Tender Offer5 and any other Existing Notes acquired by the Supporting Holders after the date hereof in exchange for Exchange Notes in the Exchange Offer (subject to the terms of the Exchange Offer Memorandum), and (e) consent to the Proposed Amendments, in each case in accordance with the terms of this Agreement and the applicable procedures set forth in the Exchange Offer Memorandum;

[3]	“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.
[4]

“Transaction Fees and Expenses” mean all reasonable and documented fees and expenses of Gibson Dunn, subject to the terms of the fee letter between the Company Parties and Gibson Dunn, excluding, for the avoidance of doubt, the timing of payment in such fee letter as superseded by this Agreement.

[5]

Each Supporting Holder shall have the option to tender (or cause to be tendered) the maximum amount of its Existing Notes permissible to be tendered in the Tender Offer (subject to the terms of the Exchange Offer Memorandum).

(2) use commercially reasonable efforts to support and take all commercially reasonable actions necessary or reasonably requested by the Company Parties to facilitate the implementation and consummation of the Transactions, and refrain from taking any actions inconsistent with, and not fail or omit to take an action that is required by, this Agreement or the Definitive Documents;

(3) not directly or indirectly object to, delay, impede, or take any other action that materially interferes with the implementation and consummation of the Transactions, including, for the avoidance of doubt and without limitation, declaring any default under the Existing Indenture, or accelerating the Company Parties’ obligations under the Existing Indenture;

(4) not direct the Existing Trustee (or any successor thereto) or the Existing Collateral Agent (or any successor thereto) to take any action materially inconsistent with the Supporting Holders’ obligations under this Agreement, and, if the Existing Trustee (or any successor thereto) or Existing Collateral Agent (or any successor thereto) takes any action inconsistent with the Supporting Holders’ obligations under this Agreement, the Supporting Holders shall, upon the Supporting Holders having obtained actual knowledge of such trustee or agent (or any successors thereto) taking any such action and subject to the terms and conditions of the applicable indenture and credit agreement, as applicable, use commercially reasonable efforts to direct the Existing Trustee or the Existing Collateral Agent (or any successors thereto), as applicable, to cease and refrain from taking any such action; and

(5) use commercially reasonable efforts to seek additional support for the Transactions from their other material stakeholders to the extent reasonably prudent.

(b) Each of the Company Parties commits to:

(1) consent to the Proposed Amendments, in each case in accordance Exchange Offer Memorandum;

(2) use commercially reasonable efforts to support and take all commercially reasonable actions necessary or reasonably requested by the Supporting Holder listed on Schedule 2 hereto (the “Initial Supporting Holder”) to facilitate the implementation and consummation of the Transactions, and refrain from taking any actions inconsistent with, and not fail or omit to take an action that is required by, this Agreement, provided that in no event shall the Company Parties be required to make changes to any of the terms of the Offers as set out in the Exchange Offer Memorandum;

(3) not directly or indirectly object to, delay, impede, or take any other action that materially interferes with the implementation and consummation of the Transactions; provided that the Company Parties’ exercise of any rights pursuant to the terms of the Exchange Offer Memorandum shall not be considered an objection, delay, impediment, or material interference with the implementation and consummation of the Transaction;

(4) use commercially reasonable efforts to obtain any and all required or advisable governmental, regulatory and/or third-party approvals for the Transactions;

(5) use commercially reasonable efforts to seek additional support for the Transactions from their other material stakeholders to the extent reasonably prudent;

(6) comply with their obligations under the fee letter with Gibson Dunn, pay the Transaction Fees and Expenses and, unless the Offers have been terminated by the Company, not terminate the fee letter with Gibson Dunn;

(7) operate their businesses in the ordinary course of business in a manner that is consistent with its past practices and this Agreement, and use commercially reasonable efforts to preserve intact the business organization and relationships with third parties (including, without limitation, suppliers, distributors, customers, and governmental and regulatory authorities and employees) and maintain good standing under the laws of the states or other jurisdictions in which they are incorporated or organized;

(8) except as described in the Exchange Offer Memorandum or the Company Parties’ other public filings on or prior to the date of this Agreement, not (i) materially amend or change, or propose to amend or change, any of their respective organizational documents other than as necessary to consummate the Transactions or as necessary in the ordinary course of carrying out administrative functions or making administrative changes and/or (ii) other than as part of the Transactions, authorize, create, issue, sell, or grant any additional equity interests in any Company Party or reclassify, recapitalize, redeem, purchase, acquire, declare any distribution on, or make any distribution on any such equity interests; and

(9) except as otherwise set forth in Section 8, without the prior written consent of the Initial Supporting Holder, not (i) enter into or amend, establish, adopt, supplement, or otherwise materially modify or accelerate (x) any deferred compensation, incentive, success, retention, bonus, or other compensatory arrangements, policies, programs, practices, plans, or agreements, including, without limitation, offer letters, employment agreements, consulting agreements, severance arrangements, or change in control arrangements with or for the benefit of any employee, or (y) any contracts, arrangements, or commitments that entitle any current or former director, officer, employee, manager, or agent to indemnification from the Company Parties, or (ii) materially modify or terminate any existing compensation or benefit plans or arrangements (including employment agreements); provided, that the Company Parties may take any of the actions set forth in this section in the ordinary course of business, consistent with past practice, and not in contravention of the terms of any contracts, arrangements, and/or commitments in effect on the Execution Date, including with respect to insider and non-insider employees.

(c) Each of the Parties hereby covenants and agrees to negotiate in good faith, to cooperate with the other Party in good faith, and to use its good faith and commercially reasonable efforts to execute, as expeditiously as reasonably possible and no later than the Outside Date, any agreements, documents or instruments related to the Transactions and any other related definitive documentation contemplated by the Exchange Offer Memorandum (collectively, including the Exchange Offer Memorandum, the “Definitive Documents”),6 on terms consistent in all respects with those set forth in the Exchange Offer Memorandum and, in any event, Definitive

[6]

For the avoidance of doubt, the “Definitive Documents” shall include, without limitation, the Exchange Offer Memorandum, the Backstop Commitment Letter, the Supplemental Indenture (with respect to amendments contemplated by the Transactions), the indentures for and all attendant debt documentation governing the 9.200% senior secured notes due 2028 and the 11.000% superpriority senior secured notes due 2028, including any applicable intercreditor agreements, and any other documentation reasonably required to consummate the Transactions by the Outside Date as determined by the Company Parties and the Initial Supporting Holder.

Documents shall be in form and substance reasonably acceptable to the Company Parties and the Initial Supporting Holder. For the avoidance of doubt, the Exchange Offer Memorandum and the Backstop Commitment Letter are in form and substance acceptable to the Company Parties and the Initial Supporting Holder on the date of this Agreement.

Notwithstanding anything to the contrary in this Agreement, this Agreement shall in no way be construed to preclude the Supporting Holders from acquiring or selling Existing Notes prior to the Expiration Date (as defined in the Exchange Offer Memorandum); provided that to the extent the Supporting Holders acquire or sell Existing Notes, the Supporting Holders agree (A) to provide the Company Parties on the Expiration Date with an updated schedule of the principal amount of additional Existing Notes so acquired or sold, (B) that such additional Existing Notes shall be subject to this Agreement for the duration of this Agreement, to the extent, and solely to the extent, held by the Supporting Holder, and (C) to the extent a Supporting Holder sells Existing Notes to a non-Supporting Holder, such non-Supporting Holder shall become a Supporting Holder by executing a Joinder to this Agreement upon the closing of such sale of Existing Notes and promptly deliver such Joinder to counsel to the Company Parties and Gibson Dunn. For the avoidance of doubt, no sale of Existing Notes by the Supporting Holder to a non-Supporting Holder shall be effective unless and until such non-Supporting Holder has executed a Joinder to this Agreement pursuant to this Section 4.

Notwithstanding anything to the contrary herein, a Qualified Marketmaker7 that acquires any Existing Notes that are subject to this Agreement with the purpose and intent of acting as a Qualified Marketmaker for such Existing Notes shall not be required to execute and deliver a Joinder in respect of such Existing Notes if (i) such Qualified Marketmaker acquires such Existing Notes at least six Business Days prior to the Expiration Date and (ii) such Qualified Marketmaker subsequently transfers such Existing Notes (by purchase, sale assignment, participation, or otherwise) within five Business Days of its acquisition to a transferee in compliance with this Section 4.

Section 5. New Notes Offer Backstop.

(a) Subject to and in accordance with the terms and conditions set forth in the Backstop Commitment Letter, the parties to the Backstop Commitment Letter (the “Backstop Parties”) agree to purchase (the “Backstop Commitment”) an aggregate principal amount of New Notes (the “Backstop Commitment Amount”) on the terms, and as set forth in, the Backstop Commitment Letter.

(b) The Company Parties shall deliver, or shall cause to be delivered on behalf of the Company Parties, no later than the second Business Day prior to the Settlement Date (as defined in the Exchange Offer Memorandum) a written notice to the Backstop Parties (the “Funding Notice,” and the date of such delivery, the “Funding Notice Date”) setting forth (i) the aggregate principal amount of New Notes elected to be purchased by Eligible Holders (as defined in the Exchange Offer Memorandum) (or their designee(s)), (ii) the calculation of the Backstop Parties’ (A) Backstop Commitment Amount and (B) the aggregate purchase price therefor (the “Backstop Purchase Price”), (iii) the principal amount of New Notes the Backstop Parties subscribed for in the New Notes Offer, (iv) the Backstop Funding Date (as defined below), and (v) details of the escrow account (the “Escrow Account”) (and wiring information therefor) to which the Backstop Parties shall deliver and pay the Backstop Commitment Amount.

[7]

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Existing Notes (or enter with customers into long and short positions in Existing Notes), in its capacity as a dealer or market maker in Existing Notes and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

(c) On a date designated by the Escrow Agent (as defined in the Exchange Offer Memorandum) that is not more than one Business Days prior to the Settlement Date and not less than one Business Days after the Funding Notice Date (the “Backstop Funding Date”), subject to the Backstop Commitment Letter, the Backstop Parties shall deliver and pay the Backstop Purchase Price, by wire transfer of immediately available funds in U.S. dollars into the Escrow Account.

(d) The Company Parties shall instruct the Escrow Agent to make disbursements from the Escrow Account only upon satisfaction or waiver of all of the conditions set forth in Exhibit C to this Agreement.

Section 6. Representations and Warranties of the Supporting Holders. Each of the Supporting Holders hereby represents and warrants to the Company Parties, as applicable, that the following statements are true and correct as of the date hereof:

(a) Each Supporting Holder has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.

(b) This Agreement has been duly and validly executed and delivered by each Supporting Holder. This Agreement constitutes the valid and binding obligation of each Supporting Holder, enforceable against each Supporting Holder in accordance with its terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, or other similar laws relating to or affecting the rights and remedies of creditors generally.

(c) The execution, delivery and performance by each Supporting Holder of this Agreement and the other Definitive Documents to which it is a party, and each Supporting Holder’s compliance with the provisions hereof (including the consummation of the Transactions), will not (with or without notice or lapse of time, or both): (i) violate any provision of each Supporting Holder’s organizational or governing documents; (ii) violate any law or order applicable to each Supporting Holder; or (iii) require any consent or approval under, violate, result in any breach of, or constitute a default under, or, to each Supporting Holder’s actual knowledge, result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on each Supporting Holder, except, in the case of clauses (ii) and (iii) above, where not reasonably likely to have a material adverse effect on the ability of each Supporting Holder to perform its obligations under this Agreement or the Transactions.

(d) Each Supporting Holder is the beneficial or record owner of the face amount of the Existing Notes or is the nominee, investment manager, or advisor for beneficial holders of the Existing Notes reflected in each Supporting Holder’s signature page hereto.

(e) [Reserved].

(f) Each Supporting Holder to its knowledge is not a party to any contract with any person (other than this Agreement) that would give rise to a valid claim against the Company Parties for a brokerage commission, finder’s fee or like payment in connection with the Transactions.

(g) No consent, approval, authorization, order, registration or qualification of or with any governmental entity having jurisdiction over each Supporting Holder or any of its properties is required for the execution and delivery by each Supporting Holder of this Agreement and each other Definitive Document to which each Supporting Holder is a party, the compliance by each Supporting Holder with the provisions hereof and thereof, and the consummation of the Transactions contemplated herein and therein.

(h) The execution and delivery by the Supporting Holders of this Agreement and the other Definitive Documents to which it is a party, the compliance by the Supporting Holders with the provisions hereof and thereof and the consummation of the Transactions contemplated herein and therein will not (a) result in any violation of the provisions of the organizational or governing documents of the Supporting Holders, or (b) result in any violation of any law applicable to the Supporting Holders or any of their properties.

(i) Each Supporting Holder is an Eligible Holder. Any securities of the Company Parties acquired by any Supporting Holder under this Agreement will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act. By reason of its business and financial experience, each Supporting Holder has such knowledge, sophistication, and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of participating in the Transactions, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment. Each Supporting Holder has been furnished with materials relating to the business, finances and operations of the Company Parties and relating to the Transactions that have been requested by the Supporting Holder. Each Supporting Holder has been afforded the opportunity to ask questions of the Company Parties and their representatives. Each Supporting Holder understands and acknowledges that its participation in the Transactions involves a high degree of risk and uncertainty. Each Supporting Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its participation in the Transactions.

Section 7. Representations and Warranties of the Company Parties. The Company Parties hereby represents and warrants to each Supporting Holder that the following statements are true and correct as of the date hereof:

(a) Each Company Party has all necessary corporate or similar power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.

(b) This Agreement has been duly and validly executed and delivered by the Company Parties. This Agreement constitutes the valid and binding obligation of the Company Parties, enforceable against the Company Parties in accordance with its terms, except as may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors generally.

(c) The execution, delivery and performance by the Company Parties of this Agreement and the other Definitive Documents, and the Company Parties’ compliance with the provisions hereof (including the consummation of the Transactions), will not (with or without notice or lapse of time, or both): (i) violate any provision of the Company Parties’ organizational or governing documents; (ii) violate any law or order applicable to the Company Parties or their properties; or (iii) require any consent or approval under, violate, result in any breach of, or constitute a default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of any contract, agreement, arrangement or understanding that is binding on the Company Parties (other than such consents as are contemplated by this Agreement), except, in the case of clauses (ii) and (iii) above, where not reasonably likely to have a material adverse effect on the ability of the Company Parties to perform its obligations under this Agreement or the Transactions.

(d) Each Company Party has sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement, and has been afforded the opportunity to consult with its legal and financial advisors with respect to its decision to execute this Agreement, and it has made its own analysis and decision to enter into this Agreement and otherwise investigated this matter to its full satisfaction

(e) Except as expressly provided by this Agreement, each Company Party is not party to any similar transaction, agreements, or arrangements regarding the indebtedness of any of the Company Parties that have not been disclosed to the Supporting Parties to this Agreement.

Section 8. Board Observer Right; Executive Compensation.

(a) Upon closing of the Transactions and until the first date after the closing of the Transactions on which the Initial Supporting Holder (or its designees, affiliates, and/or affiliated funds and/or accounts or management accounts) ceases to beneficially own at least 10.1% of the aggregate principal amount of the then-outstanding Exchange Notes (the “Initial Supporting Holder Disposition Date”), the Company Parties shall cause a representative selected by the Initial Supporting Holder in its sole and absolute discretion to be appointed as a non-voting observer (a “Non-Voting Observer”) to the board of directors of Beasley and, in this respect, shall (i) allow such Non-Voting Observer to attend and participate in all meetings of Beasley’s board of directors and any committee of Beasley’s board of directors and (ii) give such Non-Voting Observer copies of all notices, minutes, consents, and other information and materials provided to Beasley’s directors at the same time and in the same manner as provided to Beasley’s directors; provided, however, that such Non-Voting Observer shall enter into a reasonable and customary confidentiality agreement with the Company Parties on terms acceptable to the Initial Supporting Holder; and provided further, that the Company Parties reserve the right, upon prompt written notice to the Non-Voting Observer (email being sufficient), in good faith, to reasonably withhold any information and to exclude such Non-Voting Observer from any meeting or portion thereof solely if access to such information or attendance at such meeting could reasonably materially and adversely affect the attorney-client privilege between the Company Parties and their counsel or result in disclosure of trade secrets or a conflict of interest, or if the Beasley’s board of directors has reasonably determined in good faith that such Non-Voting Observer is a Competitor of the Company Parties. “Competitor” means a person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the ownership and/or operation of United States radio properties, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates (as defined in the Exchange Offer Memorandum), holds less 10% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the board of directors of any Competitor.

(b) The Company Parties shall provide the Non-Voting Observer a salary of $65,000 per annum payable quarterly in cash.

(c) At any time prior to the Initial Supporting Holder Disposition Date, in the event of a vacancy caused by the resignation or other cessation of service of any Non-Voting Observer with respect to the Company Parties (including upon the Company Parties’ reasonable determination in good faith that a Non-Voting Observer is a Competitor of the Company Parties), the Company Parties shall cause the appointment of a new Non-Voting Observer selected by the Initial Supporting Holder in its sole and absolute discretion to the board of directors of Beasley on the same terms as specified in Section 8(a).

(d) At any time prior to the Initial Supporting Holder Disposition Date, the Company Parties shall not make any payments pursuant to any employment agreement, any other management or employee benefit plan or any other similar agreement or arrangement to Caroline Beasley, Brian Beasley, and Bruce Beasley in an aggregate amount for such persons in any calendar year exceeding the greater of (i) $2.85 million and (ii) 6.5% of LTM EBITDA (as defined in the Exchange Offer Memorandum); provided that such payments may be made without regard to the cap set forth in this Section 8(d) so long as the Company Parties’ Consolidated Net Leverage Ratio (as defined in the Description of Exchange Notes included in the Exchange Offer Memorandum) is less than 4.50 to 1.00 (including pro forma of such payments).

(e) The Initial Supporting Holder shall use commercially reasonable efforts to (i) notify the Company Parties (email being sufficient) that the Initial Supporting Holder reasonably believes that the Initial Supporting Holder Disposition Date has occurred no less than five Business Days after the date on which the Initial Supporting Holder reasonably believes such date to have occurred, and (ii) prior to the Initial Supporting Holder Disposition Date, promptly following a written request, which request shall not be made more than one per month, provide a written affirmation (email being sufficient) to the Company Parties as to the aggregate principal amount of Exchange Notes beneficially owned by the Initial Supporting Holder as of the date such written affirmation is provided. If the Company Parties believe, in good faith, that the Initial Supporting Holder Disposition Date has occurred and requests confirmation thereof pursuant to this Section 8(e), the Initial Supporting Holder Disposition Date will be deemed to have occurred unless the Initial Supporting Holder provides a written affirmation (email being sufficient) to the Company Parties no less than ten Business Days after receipt of such confirmation request from the Company Parties that the Initial Supporting Holder Disposition Date has not occurred.

(f) For the avoidance of doubt, the rights of the Initial Supporting Holder under this Section 8 may not be assigned or transferred to any other person.

Section 9. Termination.

(a) This Agreement and the obligations of the Parties hereunder will terminate upon the earliest of:

(i) written consent of each Company Party and the Initial Supporting Holder;

(ii) October 31, 2024 (the “Outside Date”), if the Transactions are not consummated by such date in accordance with the terms hereof and the Exchange Offer Memorandum;

(iii) (A) in the case of the Supporting Holders, the breach by the Company Parties of any of the terms hereunder that would have a Material Adverse Change (as defined below) on the Transactions that goes unremedied for a period of five Business Days following written notice (email being sufficient) to counsel to the Company Parties from Gibson Dunn of such breach, and (B) in the case of the Company Parties, the breach by the Supporting Holders of any of the terms hereunder that would have a Material Adverse Change on the Transactions that goes unremedied for a period of five Business Days following written notice (email being sufficient) to Gibson Dunn from counsel to the Company Parties of such breach; provided, however, that with respect to a breach by one or more of the Supporting Holders, termination by the Company Parties is only available if such breach results in non-breaching Supporting Holders holding less than 50.01% of the aggregate amount of New Notes and 50.01% of the aggregate amount of Exchange Notes;

(iv) by the Initial Supporting Holder or the Company Parties upon the issuance by any governmental authority, or any other regulatory authority or court of competent jurisdiction, of any final non-appealable ruling or order enjoining the consummation of the Transactions;

(v) by the Initial Supporting Holder upon the occurrence, after the date of this Agreement, of any fact, event, change, effect, development, or circumstance that, individually or together with any other event, change, effect, development, or circumstance, has had or would reasonably be expected to (A) have a material and adverse effect on the financial condition, business, assets, prospects, liabilities or results of operations of the Company Parties taken as a whole, or (B) have a material and adverse effect on (x) the ability of the Company Parties to perform their respective obligations under the Existing Indenture or to consummate the Transactions or (y) the ability of the Agent, the Trustee, the Lenders, and/or the Noteholders (each as defined under the Existing Indenture) to enforce their rights and remedies under the Existing Indenture (any such event, change, effect, development, or circumstance, a “Material Adverse Change”);

(vi) unless consented to or waived by the Initial Supporting Holder, as applicable, upon:

(A) the entry of a final non-appealable order by any court of competent jurisdiction invalidating, disallowing, subordinating or limiting, in any respect, as applicable, the enforceability, priority, or validity of the claims of the Supporting Holders;

(B) the commencement of an involuntary bankruptcy case against any of the Company Parties or the filing of an involuntary petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of any of the Company Parties or their debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty days after the filing thereof) or if any court order grants the relief sought in such involuntary proceeding; or

(C) any of the Company Parties taking any of the following actions: (1) voluntarily commencing any case or filing any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (2) consenting to the institution of, or failing to contest in a timely and appropriate manner, any in voluntary proceeding or petition described in clause (B) above, (3) applying for or consenting to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company Parties or for a substantial part of its assets, (4) filing an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (B) above, (5) making a general assignment or arrangement for the benefit of creditors, or (6) taking any corporate action for the purpose of authorizing any of the foregoing; or

(vii) automatically on the Settlement Date.

(b) Notwithstanding anything herein to the contrary, no termination of this Agreement as to either Party shall relieve or otherwise limit the liability of either Party for any breach of this Agreement occurring prior to such termination as to such Party.

Section 10. Effectiveness of Transactions. The performance by the Supporting Holders of their commitments and all other obligations under this Agreement, the Backstop Commitment Letter, and any other Definitive Document are subject to the satisfaction or waiver of all conditions precedent set forth in Exhibit C attached hereto (the “Conditions Precedent”).

Section 11. Waivers and Amendments. This Agreement may be amended, modified, altered or supplemented only by a written instrument executed by the Company Parties and the Initial Supporting Holder. The Parties acknowledge and agree that (i) (x) the Conditions Precedent set forth on Exhibit C hereto under the caption “Conditions Precedent – Supporting Holder” may only be amended, modified, altered, supplemented or waived, in whole or in part, with the written consent of the Initial Supporting Holder in its sole discretion and (y) the Conditions Precedent set forth on Exhibit C hereto under the caption “Conditions Precedent – Company Parties” may only be waived, in whole or in part, with the written consent of the Company Parties in their sole discretion, (ii) the covenants, agreements and obligations for the benefit of the Company Parties in this Agreement may only be waived by the Company Parties in their sole discretion, and (iii) the covenants, agreements and obligations for the benefit of the Supporting Holders in this Agreement may only be waived by the Initial Supporting Holder in its sole discretion. No delay on the part of either Party in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of any party to this Agreement of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Section 12. No Admissions and Reservation of Rights. Nothing herein shall be deemed an admission of any kind. The Parties acknowledge and agree that this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding, other than a proceeding to enforce the terms of this Agreement. Except as expressly provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of the Supporting Holders to protect and preserve their rights, remedies and interests, including, but not limited to, any of their rights and remedies, under the Existing Indenture in accordance with the terms thereof. Without limiting the foregoing sentence in any way, if this Agreement is terminated for any reason or the Transactions are not consummated as provided herein, each Party fully reserves any and all of its respective rights, remedies, and interests.

Section 13. Relationship of Parties. Notwithstanding anything herein to the contrary, (i) the representations, agreements, duties and obligations of the Parties in all respects under this Agreement shall be several, and not joint and several, (ii) no prior history, pattern or practice of sharing confidences among or between the parties shall in any way affect or negate this Agreement, (iii) the Parties hereto acknowledge that this Agreement does not constitute an agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Company Parties and the Parties do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act, (iv) the Supporting Holders shall not have any fiduciary duty, any duty of trust or confidence (other than as set forth under the Existing Indenture and the confidentiality agreement between the Supporting Holders and the Company Parties) in any form, or other duties or responsibilities of any kind or form to each other, the Company Parties or any of the Company Parties’ other lenders or stakeholders, including as a result of this Agreement or the transactions contemplated herein, and (v) no action taken by either Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by either Party that the Parties are in any way acting in concert or as such a “group”. All rights under this Agreement are separately granted to the Supporting Holders by the Company Parties and vice versa, and the use of a single document is for the convenience of the Company Parties. While the Parties agree to cooperate with each other in good faith and as may be reasonably necessary to carry out the purposes and intent of this Agreement, the Parties acknowledge and agree that no further duty or obligation is implied or shall be imposed upon the Parties by reason of this Agreement except as is expressly set forth herein.

Section 14. Miscellaneous.

(a) Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person by courier service or messenger (with a copy to follow promptly via email), (ii) when sent by email or (iii) on the next Business Day if transmitted by international overnight courier (with a copy to follow promptly via email), in each case as follows:

If to the Company Parties, addressed to:

Beasley Broadcast Group, Inc.

3033 Riviera Drive

Suite 200

Naples, Florida 34103

Attention: Chris Ornelas

Email: chris.ornelas@bbgi.com

and

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004-1304

Attention: Patrick Shannon; Sam Rettew; Jack Anderson

Email: patrick.shannon@lw.com; samuel.rettew@lw.com; jack.anderson@lw.com

If to the Supporting Holder, address to it at the address set forth on the Supporting Holder’s signature page attached hereto, with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166 Attention: Scott J. Greenberg; Jason Zachary Goldstein; Kevin Liang

Email: SGreenberg@gibsondunn.com; JGoldstein@gibsondunn.com; KLiang@gibsondunn.com

(b) Supporting Holders. It is acknowledged that the Supporting Holders and/or their respective affiliates may be acting as Noteholders under the Existing Indenture, and that none of their rights and obligations under the Existing Indenture shall be affected, prior to the effectiveness of the Transactions (and then only to the extent contemplated thereby), by the Supporting Holders’ performance or lack of performance of their obligations hereunder.

(c) Confidentiality and Publicity. The Supporting Holders hereby consent to the disclosure of the execution, terms and contents of this Agreement by the Company Parties in, or in connection with, the Definitive Documents or as otherwise required by law or regulation; provided, however, under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Supporting Holder (including on any signature pages of any Supporting Holder, which shall not be publicly disclosed or filed) or (b) the identity of any Supporting Holder without the prior written consent of such Supporting Holder unless required by applicable law; provided, further, however, that if disclosure of additional identifying information of the Supporting Holders is required by applicable law, advance notice of the intent to disclose, if permitted by applicable law, shall be given by the Company Parties to the Supporting Holders (who shall have the right to seek a protective order prior to disclosure).

(d) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(e) Venue. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees that any legal action, suit, or proceeding with respect to any matter under or arising out of or in connection with this Agreement, or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, shall be brought in a court of competent jurisdiction located in the City of New York in the borough of Manhattan. Each Party irrevocably waives any objection it may have to the venue of any action, suit, or proceeding brought in such court or to the convenience of the forum.

(f) Personal Jurisdiction. By execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of a court of competent jurisdiction located in the City of New York in the borough of Manhattan for purposes of any action, suit or proceeding arising out of or relating to this Agreement.

(g) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14(g).

(h) Remedies. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by either Party, and the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of a court of competent jurisdiction requiring the Party to comply promptly with any of its obligations hereunder.

(i) Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

(j) Assignment. This Agreement and the rights and obligations hereunder may not be assigned or otherwise transferred by either Party by operation of law or otherwise without the prior written consent of the other Party. Subject to this Section 14(j), this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment in violation of the foregoing shall be null and void ab initio.

(k) Survival. The terms set forth in Sections 9(b), 10, and 14 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the Transactions are consummated. The terms set forth in Section 8 shall survive termination of this Agreement and shall remain in full force and effect until the Initial Supporting Holder Disposition Date.

(l) No Third-Party Beneficiaries. Unless expressly stated or referred to herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary of this Agreement.

(m) Entire Agreement. This Agreement, together with all exhibits attached hereto, constitutes the entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior agreements among the Parties with respect thereto.

(n) Counterparts. This Agreement may be executed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication), and by the different Parties in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement. Facsimile copies or “PDF” or similar electronic data format copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

(o) Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(p) Exhibits and Schedules Incorporated by Reference. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules.

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above set forth.

COMPANY

BEASLEY BROADCAST GROUP, INC.
on behalf of its direct and indirect subsidiaries (including Beasley Mezzanine Holdings, LLC)

By:	/s/ Caroline Beasley
Name: Caroline Beasley
Title: Chief Executive Officer

[Signature Page to Transaction Support Agreement]

SCHEDULE 1

SUPPORTING HOLDER SIGNATURE PAGE

[On file with the Company]

[Signature Page to Transaction Support Agreement]

SCHEDULE 2

INITIAL SUPPORTING HOLDER

[On file with the Company]

EXHIBIT A

COMPANY PARTIES

Beasley Mezzanine Holdings, LLC

Beasley Media Group, LLC

Beasley Media Group Licenses, LLC

A-1

EXHIBIT B

EXCHANGE OFFER MEMORANDUM

B-1

EXHIBIT C

CONDITIONS PRECEDENT

Conditions Precedent – Supporting Holder

(1) The execution of any Definitive Documents consistent with the Exchange Offer Memorandum, other than any Definitive Documents which are not to be executed until after the Expiration Date as described in the Exchange Offer Memorandum (as the same may be amended, waived or otherwise modified in accordance with Section 11 of this Agreement) and otherwise in form and substance acceptable to the Initial Supporting Holder.

(2) This Agreement shall be effective and shall not have been terminated in accordance with its terms and there shall not be continuing any cure period with respect to any event, occurrence or condition that would permit any Party to terminate the Agreement in accordance with its terms following the conclusion of such cure period.

(3) Holders holding 100% of the aggregate principal amount of the Existing Notes under the Existing Indenture shall have tendered their Existing Notes pursuant to the Exchange Offer and/or the Tender Offer and provided their consents to the Consent Solicitation.

(4) Following the date of this Agreement, there has not been a Material Adverse Change.

(5) No Default or Event of Default that has not been waived in accordance with the terms of the Existing Indenture exists under the Existing Indenture.

(6) No suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental authority or any other person shall have been instituted and be pending which questions or challenges the validity of this Agreement or the Transactions or seeks to enjoin the Transactions nor shall any court of competent jurisdiction or other competent governmental or regulatory authority have issued an order that remains in effect making illegal or otherwise restricting, preventing or prohibiting the consummation of the Transactions.

(7) All governmental, regulatory, and third-party notifications, filings, waivers, authorizations, and consents reasonably necessary or required to be obtained by the Company Parties for the consummation of any part of the Transactions shall have been made or received, shall be in full force and effect, shall not be subject to unfulfilled conditions or contingencies.

(8) The Company Parties shall have performed, satisfied and complied in all material respects (subject to the Company Parties’ and the Initial Supporting Holder’s cure rights, as applicable, set forth in the Agreement) with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company Parties and the Supporting Holders on or prior to the Settlement Date.

(9) All representations and warranties of the Company Parties set forth herein shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, in all respects) as of the Settlement Date (except to extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date).

C-1

(10) The Company Parties shall have paid all Transaction Fees and Expenses for which an invoice has been received by the Company Parties on or before the date that is one (1) Business Day prior to the Expiration Date.

Conditions Precedent – Company Parties

(1) The execution of Definitive Documents consistent with the Exchange Offer Memorandum (as the same may be amended, waived or otherwise modified in accordance with Section 11 of this Agreement) and otherwise in form and substance acceptable to the Company Parties.

(2) Following the date of this Agreement, there has not been a Material Adverse Change.

(3) No suit, action, investigation, inquiry or other legal or administrative proceeding by any governmental authority or any other person shall have been instituted and be pending which questions or challenges the validity of this Agreement or the Transactions or seeks to enjoin the Transactions nor shall any court of competent jurisdiction or other competent governmental or regulatory authority have issued an order that remains in effect making illegal or otherwise restricting, preventing or prohibiting the consummation of the Transactions.

(4) The Supporting Holder shall have performed, satisfied and complied in all material respects (subject to the cure rights, as applicable, set forth in the Agreement) with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Supporting Holder on or prior to the Settlement Date.

(5) All representations and warranties of the Supporting Holder set forth herein shall be true and correct in all material respects (or, with respect to those representations and warranties expressly limited by their terms by materiality or material adverse effect qualifications, in all respects) as of the Settlement Date (except to extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date).

C-2

EXHIBIT D

BACKSTOP COMMITMENT LETTER

D-1

EXHIBIT E

FORM OF JOINDER

The undersigned hereby acknowledges that it has read and understands the Transaction Support Agreement, dated as of __________ (the “Agreement”),8 by and among Beasley Broadcast Group, Inc. and its affiliates bound thereto and the Supporting Holders, and agrees to be bound as a “Supporting Holder” and a “Party” by the terms and conditions thereof binding on such Supporting Holders with respect to all Existing Notes held by the undersigned.

The undersigned hereby makes the representations and warranties set forth in Section 6 of the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Agreement.

Date Executed:

[SUPPORTING HOLDER]

Name:

Title:

Address:

E-mail address(es):

Telephone:

Aggregate Amounts Beneficially Owned or Managed on Account of:
Existing Notes	$

[8]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.